Exhibit 99.1

Sterling Bancorp Reports Second Quarter 2021 Financial Results

and Sale of Bellevue, WA Branch

Southfield, Michigan, August 2, 2021 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported unaudited financial results for its second quarter ended June 30, 2021.

Second Quarter 2021 Highlights

•	Net income of $2.6 million, or $0.05 per diluted share
•	Net interest margin of 2.70%
•	Non-interest expense of $19.9 million, including $5.7 million of professional fees
•	Recovery for loan losses of $0.6 million; ratio of allowance for loan losses to total loans held for investment of 3.05%
•	Shareholders’ equity of $326.2 million
•	Bank capital ratios continue to be in excess of minimum ratios required to be considered “well-capitalized” with a leverage ratio of 10.52%, a total risk-based capital ratio of 24.50% and a common equity tier one ratio of 23.21%
•	The Company’s consolidated leverage ratio of 9.15%, total risk-based capital ratio of 24.61% and common equity tier one ratio of 20.09% continue to exceed minimum regulatory capital requirements
•	Completed the sale of Bellevue, Washington branch location on July 23
•	Total deposits of $2.6 billion
•	Total loans held for investment of $2.4 billion
•	Total loan originations of $45.7 million
•	Nonperforming loans and troubled debt restructurings were $77.8 million (or 3.30% of total loans held for investment) compared to $91.2 million (or 3.71% of total loans held for investment) at March 31, 2021

The Company reported net income of $2.6 million, or $0.05 per diluted share, for the quarter ended June 30, 2021, compared to net income of $2.3 million, or $0.05 per diluted share, for the quarter ended March 31, 2021.

“Sterling’s second quarter results include several prominent moving parts. Included in this quarter are significant costs for the core IT system conversion scheduled for August and continued professional costs related to the various investigations. In addition, we repurchased approximately $80 million of previously sold Advantage Loan Program loans and have committed to the repurchase of another $100 million Advantage Loan Program loans over the course of the next several quarters. We have also been able to allow the excess liquidity that we have carried to decline as better definition on the level and timing of the loan repurchases have been identified,” said Thomas M. O’Brien, Chairman, President, and Chief Executive Officer.

Balance Sheet

Total Assets – Total assets of $3.4 billion at June 30, 2021 reflected a decrease of $278.5 million, or 8%, from $3.7 billion at March 31, 2021.

Liquid assets, comprising cash and due from banks and investment securities, decreased $162.5 million, or 14%, to $970.5 million compared to $1.1 billion at March 31, 2021.

Total loans held for investment of $2.4 billion at June 30, 2021 reflected a decline of $102.9 million, or 4%, from $2.5 billion at March 31, 2021. Loan repayments outpaced loan production for the quarter ended June 30, 2021. The impact of the excess loan repayments was partially offset by the repurchase of Advantage Loan Program loans totaling $79.8 million, pursuant to previously disclosed offers to repurchase 100% of previously sold Advantage Loan Program loans from third-party investors. Such repurchases of Advantage Loan Program loans in 2021 totaled $167.8 million. The repurchased Advantage Loan Program loans were evaluated and considered to be performing at the acquisition date. Cash utilized in the repurchases helped reduce our excess liquidity position.

Total Deposits – Total deposits of $2.6 billion at June 30, 2021 reflected a decrease of $278.9 million, or 10%, compared to $2.9 billion at March 31, 2021. Money market, savings and NOW deposits of $1.3 billion at June 30, 2021 reflected an increase of $17.4 million, or 1%, compared to $1.3 billion as of March 31, 2021. Time deposits of $1.2 billion at June 30, 2021 reflected a decrease of $286.1 million, or 20%, compared to $1.5 billion as of March 31, 2021. Non-interest bearing deposits of $55.7 million at June 30, 2021 reflected a decrease of $5.6 million, or 9%, compared to $61.3 million as of March 31, 2021. Brokered deposits included in time deposits were $35.0 million at June 30, 2021 and March 31, 2021.

“Subsequent to quarter end, we completed the sale of the Bellevue, Washington Branch, which included the transfer of $65.4 million in total deposits at a premium of approximately $1.4 million,” said Mr. O’Brien.

Capital – Total shareholders’ equity was $326.2 million at June 30, 2021 compared to $321.9 million at March 31, 2021. The Bank exceeded all regulatory capital requirements required to be considered “well-capitalized” as of June 30, 2021, and the Company exceeded all applicable minimum regulatory capital requirements as of such date, as summarized in the following tables:

Company Capital	Company Minimum Requirements	Company Actual at June 30, 2021
Total adjusted capital to risk-weighted assets	8.00%	24.61%
Tier 1 (core) capital to risk-weighted assets	6.00%	20.09%
Common Tier 1 (CET 1)	4.50%	20.09%
Tier 1 (core) capital to adjusted tangible assets	4.00%	9.15%

Bank Capital	To Be Well Capitalized	Bank Actual at June 30, 2021
Total adjusted capital to risk-weighted assets	10.00%	24.50%
Tier 1 (core) capital to risk-weighted assets	8.00%	23.21%
Common Tier 1 (CET 1)	6.50%	23.21%
Tier 1 (core) capital to adjusted tangible assets	5.00%	10.52%

Asset Quality and Provision for Loan Losses – A recovery for loan losses of $0.6 million was recorded for the second quarter of 2021 compared to a recovery for loan losses of $0.7 million for the immediately prior quarter. The allowance for loan losses at June 30, 2021 was $71.9 million, or 3.05% of total loans held for investment, compared to $71.9 million, or 2.92% of total loans held for investment at March 31, 2021. Additionally, the allowance for loan losses at December 31, 2020 was $72.4 million, or 2.89% of total loans held for investment.

Net recoveries slightly increased during the second quarter of 2021 to $0.6 million compared to $0.2 million during the first quarter of 2021. Nonperforming residential mortgage loans held for sale decreased from $18.6 million at March 31, 2021 to $14.9 million at June 30, 2021 due to loan payoffs.

Nonperforming assets at June 30, 2021 totaled $92.6 million, or 2.71% of total assets, compared to $110.0 million, or 2.98% of total assets, at March 31, 2021. Nonperforming assets at June 30, 2021 included $74.8 million of nonperforming loans held for investment, $14.9 million of nonaccrual loans held for sale and $3.0 million of troubled debt restructurings. Nonperforming assets at March 31, 2021 included $83.6 million of nonperforming loans held for investment, $18.6 million of nonaccrual loans held for sale and $7.6 million of troubled debt restructurings. Nonperforming assets at December 31, 2020 included $86.5 million of nonperforming loans held for investment, $19.4 million of nonaccrual loans held for sale and $8.2 million of troubled debt restructurings. Total gross loans delinquent 30 days or more were $155.0 million, or 6.5% of total gross loans, at June 30, 2021 which decreased from $163.2 million, or 6.6% of total gross loans, at March 31, 2021 and also decreased from $174.6 million, or 6.9% of total gross loans, at December 31, 2020.

“Credit quality continues to show some signs of improvement over prior periods. We continue to experience the challenges of dealing with lower legacy risk acceptance practices, including the time and energy related to protecting the Bank’s collateral position, in addition to the negative impact from the former Advantage Loan Program. Loans in forbearance have declined to less than $12 million as that program sunsets,” said Mr. O’Brien.

The principal balance of loans modified due to the economic effects of the COVID-19 pandemic and still in forbearance declined during the quarter ended June 30, 2021. Subsequent to quarter end, applications for the forbearance program continued to decrease, and the Bank terminated the forbearance program effective July 31, 2021. Total loans in forbearance at June 30, 2021 was $11.8 million, or 0.50% of total loans held for investment, which decreased from $41.9 million, or 1.70% of total loans held for investment, at March 31, 2021.

Forbearance Composition	June 30, 2021	March 31, 2021	December 31, 2020
Residential real estate	$5,842	$20,298	$10,729
Commercial real estate	5,933	14,129	5,056
Construction	-	7,428	-
Total loans in forbearance	$11,775	$41,855	$15,785
Loans in forbearance to total loans held for investment	0.50%	1.70%	0.63%

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the second quarter of 2021 was $23.6 million compared to $23.2 million for the first quarter of 2021 and $27.0 million for the second quarter of 2020. The net interest margin of 2.70% for the quarter ended June 30, 2021 increased from the immediately prior quarter’s net interest margin of 2.45% and decreased from the second quarter of 2020 of 3.08%. The increase in net interest income during the quarter ended June 30, 2021 compared to the immediately prior quarter was due primarily to a decline of $283.4 million in the average balance of our interest-bearing deposits from $3.0 billion in the first quarter of 2021 to $2.7 billion in the second quarter of 2021, and a decrease in our average rate paid on interest-bearing deposits from 0.91% in the first quarter of 2021 to 0.78% in the second quarter of 2021.

Net interest margin was positively impacted in the second quarter of 2021 by an increase of 15 basis points in the yield on earning assets with the loan portfolio comprising 68% of average interest earning assets compared to 65% in the first quarter of 2021 and a decrease in the cost of average interest-bearing liabilities of 13 basis points, reflecting the impact of the current low interest rate environment.

Non-Interest Income – Non-interest income for the second quarter of 2021 was $(0.3) million compared to $0.5 million for the immediately prior quarter. The decrease from the first quarter of 2021 was primarily attributable to a net servicing loss reflecting the amortization of mortgage servicing rights associated with loans repurchased in the second quarter of 2021, a lower valuation allowance recovery on mortgage servicing rights in the second quarter of 2021 compared to the first quarter of 2021 and reduced servicing fee income due to lower volume of loans serviced during the second quarter of 2021. Gain on sale of loans decreased in the second quarter of 2021 compared to the immediately prior quarter due to fewer loans being sold into the secondary market during the second quarter of 2021.

Non-Interest Expense – Non-interest expense of $19.9 million for the second quarter of 2021 reflected a decrease of $1.4 million, or 7%, compared to $21.3 million for the first quarter of 2021. The decrease was primarily due to decreases in professional fees of $3.0 million and an additional $0.4 million recovery for mortgage repurchase liability compared to the first quarter of 2021 recovery, which were partially offset by increases in salaries and employee benefits of $0.8 million and in other expense of $1.2 million. The decrease in professional fees was primarily due to the settlement of the class action lawsuit and a reimbursement of $2.4 million that was received from our insurance carriers in the second quarter of 2021, which was partially offset by professional fees incurred in connection with our core IT system conversion. Other expense increased primarily due to a $1.0 million accrual for certain calculation errors from prior periods identified during the preparations for the core IT system conversion.

Mr. O’Brien said, “We continue to believe that some of these significant expenses will begin to decline, albeit slowly, in the second half of this year and into 2022. We have no control over the timing of the various investigations and the professional time that they demand, and consequently the related costs are difficult to predict with any degree of accuracy. We are hopeful that, with respect only to the Bank, the pending completion of several substantial reviews and remediations, as well as the upcoming core IT system conversion, will lead to the closing of several critical projects and their attendant costs.”

Income Tax Expense –The effective tax rate was 35.1% for the second quarter of 2021 compared to 24.6% for the first quarter of 2021. The increase in the effective tax rate reflects adjustments made to the provision calculation in the second quarter of 2021 to account for certain non-deductible expenses. We expect the effective tax rate for the full year to stabilize near 30%.

Conference Call and Webcast

Management will host a conference call on Monday, August 2, 2021 at 10:00 a.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter ended June 30, 2021. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through August 9, 2021 by dialing (877) 344-7529, using conference ID number 10158077.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would” and “annualized,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2021, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Stephen Huber

Chief Financial Officer

(248) 351-3428

shuber@sterlingbank.com

Sterling Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
	At and for the Three Months Ended
(dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020
Net income	$2,566	$2,325	$2,867
Income per share, diluted	$0.05	$0.05	$0.06
Net interest income	$23,598	$23,227	$27,048
Net interest margin	2.70%	2.45%	3.08%
Non-interest income	$(269)	$453	$1,323
Non-interest expense	$19,935	$21,334	$20,047
Loans, net of allowance for loan losses	$2,286,608	$2,389,599	$2,717,224
Total deposits (1)	$2,610,302	$2,889,232	$2,892,082
Nonperforming loans	$74,810	$83,578	$54,260
Allowance for loan losses to total loans	3.05%	2.92%	1.70%
Allowance for loan losses to nonperforming loans	96%	86%	86%
Provision (recovery) for loan losses	$(557)	$(737)	$4,297
Net recoveries	$(604)	$(221)	$(21)
Return on average assets	0.29%	0.24%	0.32%
Return on average shareholders' equity	3.14%	2.87%	3.43%
Efficiency ratio	85.45%	90.09%	70.66%
Capital Ratios
Regulatory and Other Capital Ratios— Consolidated:
Total adjusted capital to risk-weighted assets	24.61%	23.52%	21.68%
Tier 1 (core) capital to risk-weighted assets	20.09%	18.48%	17.05%
Common Tier 1 (CET 1)	20.09%	18.48%	17.05%
Tier 1 (core) capital to adjusted tangible assets	9.15%	8.34%	9.20%

Regulatory and Other Capital Ratios—Bank:
Total adjusted capital to risk-weighted assets	24.50%	22.66%	20.71%
Tier 1 (core) capital to risk-weighted assets	23.21%	21.37%	19.44%
Common Tier 1 (CET 1)	23.21%	21.37%	19.44%
Tier 1 (core) capital to adjusted tangible assets	10.52%	9.60%	10.49%

(1) Deposits held for sale were transferred on the sale of Bellevue, Washington Branch on July 23, 2021.

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(dollars in thousands)	June 30, 2021	March 31, 2021	% change	December 31, 2020	% change	June 30, 2020	% change
Assets
Cash and due from banks	$774,478	$873,223	(11)%	$998,497	(22)%	$623,376	24%
Interest-bearing time deposits with other banks	805	5,528	(85)%	7,021	(89)%	9,731	(92)%
Investment securities	195,974	259,686	(25)%	304,958	(36)%	257,730	(24)%
Mortgage loans held for sale	15,107	19,848	(24)%	22,284	(32)%	3,184	374%
Loans, net of allowance for loan losses of $71,918, $71,871, $72,387 and $46,931	2,286,608	2,389,599	(4)%	2,434,356	(6)%	2,717,224	(16)%
Accrued interest receivable	9,660	10,439	(7)%	10,990	(12)%	13,864	(30)%
Mortgage servicing rights, net	3,232	4,626	(30)%	5,688	(43)%	7,266	(56)%
Leasehold improvements and equipment, net	9,423	9,085	4%	8,512	11%	8,849	6%
Operating lease right-of-use assets	18,781	18,791	0%	19,232	(2)%	19,804	(5)%
Federal Home Loan Bank stock, at cost	22,950	22,950	0%	22,950	0%	22,950	0%
Cash surrender value of bank-owned life insurance	32,766	32,631	0%	32,495	1%	32,215	2%
Deferred tax asset, net	23,749	24,104	(1)%	24,326	(2)%	20,093	18%
Other assets	21,988	23,517	(7)%	22,736	(3)%	2,217	892%
Total assets	$3,415,521	$3,694,027	(8)%	$3,914,045	(13)%	$3,738,503	(9)%

Liabilities
Noninterest-bearing deposits	$55,721	$61,329	(9)%	$58,458	(5)%	$72,714	(23)%
Interest-bearing deposits	2,481,198	2,749,868	(10)%	3,040,508	(18)%	2,819,368	(12)%
Deposits held for sale (1)	73,383	78,035	(6)%	-	N/M	-	N/M
Total deposits	2,610,302	2,889,232	(10)%	3,098,966	(16)%	2,892,082	(10)%
Federal Home Loan Bank borrowings	318,000	318,000	0%	318,000	0%	329,000	(3)%
Subordinated notes, net	65,377	65,384	0%	65,341	0%	65,259	0%
Operating lease liabilities	20,040	20,056	0%	20,497	(2)%	21,056	(5)%
Accrued expenses and other liabilities	75,646	79,439	(5)%	91,650	(17)%	99,701	(24)%
Total liabilities	3,089,365	3,372,111	(8)%	3,594,454	(14)%	3,407,098	(9)%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	-	-	-	-	-	-	-
Common stock, no par value, authorized 500,000,000 shares; issued and outstanding 50,475,181 at June 30, 2021, 50,009,407 shares at March 31, 2021, 49,981,861 shares at December 31, 2020, and 50,007,415 shares at June 30, 2020	82,157	80,807	2%	80,807	2%	80,807	2%
Additional paid-in capital	13,796	13,603	1%	13,544	2%	13,328	4%
Retained earnings	229,744	227,178	1%	224,853	2%	236,657	(3)%
Accumulated other comprehensive income	459	328	40%	387	19%	613	(25)%
Total shareholders’ equity	326,156	321,916	1%	319,591	2%	331,405	(2)%
Total liabilities and shareholders’ equity	$3,415,521	$3,694,027	(8)%	$3,914,045	(13)%	$3,738,503	(9)%

N/M- not meaningful

(1) Deposits held for sale were transferred on the sale of Bellevue, Washington Branch on July 23, 2021.

Sterling Bancorp, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended					Six Months Ended
(dollars in thousands, except per share amounts)	June 30, 2021	March 31, 2021	% change	June 30, 2020	% change	June 30, 2021	June 30, 2020	% change
Interest income:
Interest and fees on loans	$30,074	$31,294	(4)%	$37,501	(20)%	$61,368	$77,026	(20)%
Interest and dividends on investment securities and restricted stock	385	390	(1)%	1,037	(63)%	775	2,071	(63)%
Other interest	227	263	(14)%	141	61%	490	575	(15)%
Total interest income	30,686	31,947	(4)%	38,679	(21)%	62,633	79,672	(21)%
Interest expense:
Interest on deposits	5,236	6,702	(22)%	9,576	(45)%	11,938	19,940	(40)%
Interest on Federal Home Loan Bank borrowings	847	838	1%	877	(3)%	1,685	1,687	0%
Interest on subordinated notes	1,005	1,180	(15)%	1,178	(15)%	2,185	2,355	(7)%
Total interest expense	7,088	8,720	(19)%	11,631	(39)%	15,808	23,982	(34)%
Net interest income	23,598	23,227	2%	27,048	(13)%	46,825	55,690	(16)%
Provision (recovery) for loan losses	(557)	(737)	24%	4,297	(113)%	(1,294)	25,150	(105)%
Net interest income after provision (recovery) for loan losses	24,155	23,964	1%	22,751	6%	48,119	30,540	58%
Non-interest income:
Service charges and fees	144	159	(9)%	95	52%	303	212	43%
Gain on sale of mortgage loans held for sale	70	398	(82)%	751	(91)%	468	1,020	(54)%
Net servicing loss	(908)	(430)	N/M	(207)	N/M	(1,338)	(1,118)	(20)%
Other income	425	326	30%	684	(38)%	751	1,738	(57)%
Total non-interest income	(269)	453	(159)%	1,323	(120)%	184	1,852	(90)%
Non-interest expense:
Salaries and employee benefits	8,678	7,848	11%	7,336	18%	16,526	14,089	17%
Occupancy and equipment	2,240	2,196	2%	2,208	1%	4,436	4,326	3%
Professional fees	5,721	8,755	(35)%	8,268	(31)%	14,476	11,580	25%
FDIC assessments	500	719	(30)%	240	108%	1,219	259	N/M
Data processing	440	346	27%	351	25%	786	686	15%
Net provision (recovery) for mortgage repurchase liability	(512)	(153)	N/M	25	N/M	(665)	25	N/M
Other	2,868	1,623	77%	1,619	77%	4,491	3,317	35%
Total non-interest expense	19,935	21,334	(7)%	20,047	(1)%	41,269	34,282	20%
Income (loss) before income taxes	3,951	3,083	28%	4,027	(2)%	7,034	(1,890)	N/M
Income tax expense (benefit)	1,385	758	83%	1,160	19%	2,143	(727)	N/M
Net income (loss)	$2,566	$2,325	10%	$2,867	(10)%	$4,891	$(1,163)	521%
Income (loss) per share:
Basic	$0.05	$0.05		$0.06		$0.10	$(0.02)
Diluted	$0.05	$0.05		$0.06		$0.10	$(0.02)
Weighted average common shares outstanding:
Basic	50,009,053	49,851,202		49,837,948		49,930,563	49,837,805
Diluted	50,060,775	49,912,860		49,841,741		49,987,253	49,837,805

N/M- not meaningful

Sterling Bancorp, Inc.
Selected Financial Data (Unaudited)

	Three Months Ended
Performance Ratios:	June 30, 2021	March 31, 2021	June 30, 2020
Return on average assets	0.29%	0.24%	0.32%
Return on average shareholders' equity	3.14%	2.87%	3.43%
Yield on average interest earning assets	3.51%	3.36%	4.41%
Cost of average interest-bearing liabilities	0.92%	1.05%	1.52%
Net interest spread	2.59%	2.31%	2.89%
Net interest margin	2.70%	2.45%	3.08%
Efficiency ratio (1)	85.45%	90.09%	70.66%

(1)  Efficiency Ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets
Loans (1)
Residential real estate and other consumer	$1,960,561	$23,794	4.85%	$2,006,112	$24,596	4.90%	$2,329,695	$29,789	5.11%
Commercial real estate	258,310	3,444	5.33%	256,610	3,183	4.96%	275,046	3,635	5.29%
Construction	171,921	2,788	6.49%	198,628	3,412	6.87%	204,689	3,749	7.33%
Commercial lines of credit	2,292	48	8.38%	5,687	103	7.24%	17,701	328	7.41%
Total loans	2,393,084	30,074	5.03%	2,467,037	31,294	5.07%	2,827,131	37,501	5.31%
Securities, includes restricted stock	270,809	385	0.57%	312,969	390	0.50%	226,497	1,037	1.83%
Other interest-earning assets	837,866	227	0.11%	1,017,642	263	0.10%	459,222	141	0.12%
Total interest-earning assets	$3,501,759	$30,686	3.51%	$3,797,648	$31,947	3.36%	$3,512,850	$38,679	4.41%
Interest-bearing liabilities
Money Market, Savings and NOW	$1,344,949	$807	0.24%	$1,382,390	$935	0.27%	$1,215,610	$2,258	0.75%
Time deposits	1,346,059	4,429	1.32%	1,592,064	5,767	1.47%	1,463,806	7,318	2.01%
Total interest-bearing deposits	2,691,008	5,236	0.78%	2,974,454	6,702	0.91%	2,679,416	9,576	1.43%
FHLB borrowings	318,000	847	1.05%	318,013	838	1.05%	329,002	877	1.05%
Subordinated debt	65,385	1,005	6.15%	65,358	1,180	7.22%	65,235	1,178	7.22%
Total borrowings	383,385	1,852	1.91%	383,371	2,018	2.11%	394,237	2,055	2.06%
Total interest-bearing liabilities	$3,074,393	$7,088	0.92%	$3,357,825	$8,720	1.05%	$3,073,653	$11,631	1.52%
Net interest income and spread (2)		$23,598	2.59%		$23,227	2.31%		$27,048	2.89%
Net interest margin (2)			2.70%			2.45%			3.08%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

	Six Months Ended
	June 30, 2021			June 30, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets
Loans (1)
Residential real estate and other consumer	$1,983,211	$48,390	4.88%	$2,366,335	$61,801	5.22%
Commercial real estate	257,465	6,627	5.15%	268,069	7,181	5.36%
Construction	185,201	6,200	6.70%	196,628	7,408	7.54%
Commercial lines of credit	3,980	151	7.54%	17,891	636	7.11%
Total loans	2,429,857	61,368	5.05%	2,848,923	77,026	5.41%
Securities, includes restricted stock	291,772	775	0.53%	200,649	2,071	2.06%
Other interest-earning assets	923,854	490	0.11%	313,128	575	0.37%
Total interest-earning assets	$3,645,483	$62,633	3.44%	$3,362,700	$79,672	4.74%
Interest-bearing liabilities
Money Market, Savings and NOW	$1,363,566	$1,742	0.26%	$1,236,443	$5,565	0.91%
Time deposits	1,468,382	10,196	1.40%	1,318,750	14,375	2.20%
Total interest-bearing deposits	2,831,948	11,938	0.85%	2,555,193	19,940	1.57%
FHLB borrowings	318,006	1,685	1.05%	298,235	1,687	1.13%
Subordinated debt	65,372	2,185	6.68%	65,214	2,355	7.22%
Total borrowings	383,378	3,870	2.01%	363,449	4,042	2.21%
Total interest-bearing liabilities	$3,215,326	$15,808	0.99%	$2,918,642	$23,982	1.66%
Net interest income and spread (2)		$46,825	2.45%		$55,690	3.08%
Net interest margin (2)			2.57%			3.31%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalent adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

(dollars in thousands)	June 30, 2021	March 31, 2021	% change	December 31, 2020	% change	June 30, 2020	% change
Residential real estate	$1,948,892	$2,008,439	(3)%	$2,033,526	(4)%	$2,280,473	(15)%
Commercial real estate	263,278	263,508	0%	259,958	1%	265,068	(1)%
Construction	144,385	184,490	(22)%	206,581	(30)%	201,084	(28)%
Commercial lines of credit	1,971	5,029	(61)%	6,671	(70)%	17,510	(89)%
Other consumer	-	4	(100)%	7	(100)%	20	(100)%
Total loans held for investment	2,358,526	2,461,470	(4)%	2,506,743	(6)%	2,764,155	(15)%
Less: allowance for loan losses	(71,918)	(71,871)	0%	(72,387)	(1)%	(46,931)	53%
Loans, net	$2,286,608	$2,389,599	(4)%	$2,434,356	(6)%	$2,717,224	(16)%

Mortgage loans held for sale	$15,107	$19,848	(24)%	$22,284	(32)%	$3,184	374%
Total gross loans	$2,373,633	$2,481,318	(4)%	$2,529,027	(6)%	$2,767,339	(14)%

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

(dollars in thousands)	June 30, 2021	March 31, 2021	% change	December 31, 2020	% change	June 30, 2020	% change
Noninterest bearing deposits	$55,721	$61,329	(9)%	$58,458	(5)%	$72,714	(23)%
Money Market, Savings and NOW	1,309,981	1,292,572	1%	1,393,985	(6)%	1,238,776	6%
Time deposits	1,171,217	1,457,296	(20)%	1,646,523	(29)%	1,580,592	(26)%
Deposits held for sale (1)	73,383	78,035	(6)%	-	N/M	-	N/M
Total deposits	$2,610,302	$2,889,232	(10)%	$3,098,966	(16)%	$2,892,082	(10)%

N/M- not meaningful

(1) Deposits held for sale were transferred on the sale of Bellevue, Washington Branch on July 23, 2021.

Sterling Bancorp, Inc.

Credit Quality Ratios (Unaudited)

	At and for the Three Months Ended
(dollars in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	June 30, 2020
Credit Quality Data
Nonperforming loans (1)	$74,810	$83,578	$86,470	$54,260
Nonperforming loans to total loans (1)	3.17%	3.40%	3.45%	1.96%
Other troubled debt restructurings (2)	2,940	7,646	8,246	23,017
Nonaccrual loans held for sale	14,867	18,572	19,375	-
Nonperforming assets (3)	92,617	109,963	114,258	77,277
Nonperforming assets to total assets	2.71%	2.98%	2.92%	2.07%
Allowance for loan losses to total loans	3.05%	2.92%	2.89%	1.70%
Allowance for loan losses to nonperforming loans	96%	86%	84%	86%
Net charge offs (recoveries) to average loans	(0.03)%	(0.01)%	0.13%	0.00%

(1) Nonperforming loans include nonaccrual loans (including troubled debt restructurings on nonaccrual status) and loans past due 90 days or more and still accruing interest but exclude nonaccrual loans held for sale.

(2) Other troubled debt restructurings exclude those loans presented as nonaccrual or past due 90 days or more and still accruing interest.

(3) Nonperforming assets include nonperforming loans, nonaccrual loans held for sale, other troubled debt restructurings and other loan collateral acquired through foreclosure or repossession.